TYPE:  EX-99.1
SEQUENCE:  2
DESCRIPTION:  PRESS RELEASE

HYBRIDON SELLS ITS REMAINING SHARES IN METHYLGENE

CAMBRIDGE, Mass., May 22, 2001/PRNewswire/ - Hybridon (OTC Bulletin Board: HYBN) today announced the sale of the remainder of its holding in MethylGene, Inc., to a group of three existing shareholders in MethylGene, a Canadian Pharmaceutical research company which was Hybridon's first spin-off and in which Hybridon held a 22% interest prior to the sale of any of its shares.

On May 14, 2001, the Company closed the sale of the remaining 40% of its original holding in MethylGene under terms which were similar to the previous transaction, involving the sale of 60% of its holding, to a group of private US institutional investors. The Company received proceeds of $2.8 million (US) in this transaction, bringing the total proceeds for the entire sale to approximately $7.1 million (US).

As per a prior agreement with certain Hybridon debt-holders, the Company has applied $3.0 million of the proceeds from this transaction to reduce the principal amount of a $6.0 million loan, currently outstanding, by 50%. The remainder of the proceeds will be used to fund the company's ongoing operations.

About the Company

Located in Cambridge, MA, Hybridon, Inc. is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology for the treatment of diseases for which there are currently limited or no effective treatments. Antisense technology involves the use of synthetic segments of DNA to inhibit the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.

Hybridon owns or has exclusively licensed patents covering antisense chemistries, therapeutic targets and methods of oligonucleotide administration. Hybridon's DNA chemistry program has identified `cyclicons(TM)', a novel antisense structure that simplifies the application of antisense to identify gene function. Hybridon has also designed a portfolio of novel, CpG-like oligonucleotides (Hybridon's IMOs) that act as immunostimulatory agents, for use alone or with other agents to enhance the body's immune response.

Hybridon's lead compound, the antisense oligonucleotide GEM(R)231, is currently in Phase II clinical trials for the treatment of solid tumors. Hybridon holds a minority ownership position in OriGenix Technologies Inc., a Canadian pharmaceutical research company and Hybridon's second spin-off. For more detailed information about Hybridon, please visit the website at http://www.hybridon.com.

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties, including the risks that the results obtained in preclinical studies may not be indicative of results obtained in future studies or in clinical trials. It also includes the risk that Hybridon's antisense drugs may be ineffective or may not receive required regulatory approvals, or may not be profitable or that the company will be forced to cease operations due to the lack of sufficient funding. Such statements are only predictions and actual events or results may differ materially. In addition to the matters described in this press release, risk factors as stated from time to time in Hybridon's SEC reports, including but not limited to, its Annual Report on Form 10-K, may affect the results achieved by Hybridon.

This and other Hybridon press releases can be found at http://www.hybridon.com, and http://www.noonanrusso.com.